VIEWSONIC 2007 MANAGEMENT INCENTIVE PLAN

OBJECTIVES:

•	Drive execution of ViewSonic Corporation’s (the “Company”) strategic objectives;
•	Drive growth and accountability;
•	Attract and retain management; and
•	Motivate and inspire the Company’s executive officers and senior management to contribute at peak performance.

EFFECTIVE DATE: The 2007 Management Incentive Plan (the “Plan”) shall be effective as of May 9, 2007 and shall apply to performance in 2007.

ELIGIBILITY: The executive officers (as defined under the Securities Exchange Act of 1934, as amended) of the Company, designated by the Compensation Committee of the Board of Directors (the “Committee”), and members of senior management of the Company, designated by the Chief Executive Officer, who are employed (full time or part time) by the Company during 2007 shall be eligible to participate in the Plan (collectively, the “Participants”). Each Participant shall be classified as a “Corporate Participant” or “Regional Participant” or “Business Unit Participant,” by the Compensation Committee or the Chief Executive Officer, as applicable.

INCENTIVE PLAN TARGET: The Plan is designed to award a cash payment (each an “Incentive Cash Payment”) for performance in 2007 to a Participant if the Company achieves certain corporate performance targets (“Corporate Targets”) and if the Participant achieves certain individual targets (“Individual Targets”). Each Participant’s target Incentive Cash Payment under the Plan is calculated as a percentage of the Participant’s annual base salary. With respect to the Company’s executive officers, this percentage shall be set by the Committee. With respect to all other Plan Participants, this percentage shall be set by the Chief Executive Officer.

The Corporate Targets for Corporate Participants shall be: consolidated net sales and consolidated net income. The Corporate Targets for Regional Participants and Business Unit Participants shall be: consolidated net sales, consolidated net income, and regional or business unit net sales and regional or business unit operating profit. Each of the Corporate Targets shall be determined in accordance with U.S. generally accepted accounting principles.

ADMINISTRATION: The Committee shall administer the Plan. The Committee shall set the Corporate Targets for the Participants and the Individual Targets for the Company’s executive officers. The Committee shall determine if the Corporate Targets have been met and shall determine whether the Company’s executive officers have achieved the Individual Targets.

The Chief Executive Officer shall set the Individual Targets for all other Participants. The Chief Executive Officer shall determine whether such Participants have achieved the Individual Targets.

PAYMENT SCHEDULE: Incentive Cash Payments under the Plan shall occur approximately 45 to 90 days after the completion of a quarterly or semi-annual period. With respect to the Company’s executive officers, Incentive Cash Payments shall be calculated and paid on a semi-annual basis. With respect to all other Participants, Incentive Cash Payments shall be calculated and paid on a quarterly basis.

If a Participant is hired after January 1, 2007, a Participant’s Incentive Cash Payment will be prorated for the numbers of full months served during 2007.

Participants must remain actively employed on the date of the payment of the Incentive Cash Payment for the applicable period in order to be eligible to receive an Incentive Cash Payment under the Plan.

INITIAL THRESHOLD ACHIEVEMENT: The following minimum thresholds must be achieved in order for a Participant to be eligible to receive an Incentive Cash Payment for the respective period under the Plan:

•	For Corporate Participants, a minimum of 50% of the consolidated net income target and 80% of the consolidated net sales target (the “Consolidated Thresholds”);

•
For Regional Participants or Business Unit Participants, a minimum of 50% of the regional or business unit operating profit target and 80% of the regional or business unit net sales target (“Regional Thresholds” or “Business Unit Thresholds”).

In the event that a threshold is not met for the respective period, the Participant shall not be entitled to an Incentive Cash Payment for the respective period under the Plan.

In the event that the Consolidated Thresholds are not achieved, but the Regional Thresholds or Business Unit Thresholds are achieved or exceeded for the respective period, the Chief Executive Officer may elect to pay the Regional Participants or Business Unit Participants a reduced incentive cash payment for the respective period of 50% of their achieved target amount.

INCENTIVE PLAN COMPONENTS: If the thresholds are achieved for Participants, Participants shall be entitled to receive Incentive Cash Payments under the Plan based upon the following weightings:

	Corporate Participants	Regional or Business Unit Participants
Consolidated net sales	35%	10%
Consolidated net income	35%	10%
Regional or business unit net sales	0%	25%
Regional or business unit operating profit	0%	25%
Individual Targets	30%	30%
Total	100%	100%

The net sales component of the consolidated, regional or business unit Corporate Targets shall be weighted as follows:

% of Net Sales Target Achieved	Weight	Example (Corporate Participant)
Zero up to 79%	Zero	0 x 35% = 0
80% up to 100%	1% for each 1% of net sales achieved	90% x 35% = 31.5%
101% and beyond	2% for each 1% of net sales achieved, up to 200%	110% x 35% =38.5%

The net income or operating profit component of the consolidated, regional or business unit Corporate Targets shall be weighted as follows:

% of Consolidated Net Income Target or Regional / Business Unit Operating Profit Achieved	Weight	Example (Regional Participant)
Zero up to 49%	Zero	0 x 10% = 0
50% up to 100%	1% for each 1% of consolidated net income or operating profit, as applicable, achieved	60% x 10% = 6%
101% and beyond	2% for each 1% of consolidated net income or operating profit, as applicable, achieved, up to 200%	120% x 10% = 12%

INCENTIVE CASH PAYMENTS:

With respect to the Corporate and Individual Targets, each Participant’s Incentive Cash Payment is calculated for the applicable period as follows:

Portion of target Incentive Cash Payment attributable to the Corporate Targets = [Target Incentive Cash Payment x 70%] x consolidated or regional/business actual results (0 to 140%).

Portion of target Incentive Cash Payment attributable to Individual Targets = [Target Incentive Cash Payment x 30%] x individual achievement score (0 to 60%).

MISCELLANEOUS:

Participation in the Plan shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.

The Board of Directors or the Committee may amend or terminate this Plan at any time. Further, the Board of Directors or the Committee may modify the consolidated, regional or business unit Corporate Targets or the Individual Targets at any time.

The aggregate Incentive Cash Payments under the Plan shall not exceed 14% of the Company’s consolidated net income for the year ended December 31, 2007 and may be reduced on a pro rata basis across all Participants or in such other manner as the Board of Directors or the Committee shall determine.

This Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflicts of laws.